Exhibit 99.1

scPharmaceuticals Inc. Reports First Quarter 2024 Financial Results and Provides Business Update

Generated 1Q 2024 net FUROSCIX® revenue of $6.1 million, despite an estimated 10% impact to doses filled resulting from the Change Healthcare cyberattack

Ended 1Q 2024 with cash and cash equivalents of $58.4 million

Company to host investor conference call and webcast today, Tuesday, May 14, at 4:30pm ET

BURLINGTON, Mass., May 14, 2024 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced financial results for the first quarter ended March 31, 2024, and provided a business update.

Business Update

•	For the first quarter ended March 31, 2024, scPharmaceuticals reports:

•

Net FUROSCIX revenue of $6.1 million, despite an estimated 10% negative impact to doses filled during the first quarter resulting from the Change Healthcare cyberattack as well as seasonality resulting from patient copays resetting

•	17,376 total FUROSCIX doses written, up 28% sequentially as compared to 13,542 in the fourth quarter of 2023

•	8,074 FUROSCIX doses filled, up 15% sequentially from 7,016 in the fourth quarter of 2023

•	6.1 doses per prescription, up from 5.9 in the fourth quarter of 2023

•	2,184 unique prescribers of FUROSCIX from launch through end of the first quarter of 2024, up 29% from 1,696 from launch through the end of the fourth quarter of 2023

•	2,938 FUROSCIX in-services completed from launch through end of the first quarter of 2024, up from 2,331 from launch through the end of the fourth quarter of 2023

•	Gross-to-net discount of 19% during the first quarter of 2024

•	Inventory levels at specialty pharmacy partners remained generally consistent with December 31, 2023 levels

•	Continued to see sales of FUROSCIX to integrated Delivery Networks (IDNs)

•	Completed transition to new patient services provider/Specialty Pharmacy network

•

Enrolled first patient in pivotal pharmacokinetic (PK) study to support development of an 80mg/1mL auto-injector. If successful, scPharmaceuticals plans to submit a supplemental New Drug Application (sNDA) to the FDA by the end of 2024

•

Announced that the Company’s sNDA submission to the FDA seeking to expand the FUROSCIX indication to include New York Heart Association Class IV heart failure patients is currently under review by the FDA. A PDUFA date has been scheduled for August 2024

•	Ended the first quarter of 2024 with cash and cash equivalents of $58.4 million

“During the first quarter, we sustained sales momentum. We generated FUROSCIX net revenue of $6.1 million, despite seasonality resulting from patient copays resetting with the new year as well as an estimated 10% negative impact to doses filled during the quarter as a result of the widely reported Change Healthcare cyberattack,” stated John Tucker, President, and Chief Executive Officer of scPharmaceuticals. “All of our leading indicators, including unique prescribers and in-services completed, suggest that treating providers are increasingly more comfortable prescribing FUROSCIX to their heart failure patients either pre-hospital admission or post-discharge.”

“Our reported gross-to-net discount of 19% for the first quarter rose slightly from our reported GTN discount from launch through the end of 2023. Looking ahead, we continue to anticipate that the GTN discount will increase over time, possibly approaching 30-35% by the end of this year, consistent with our prior long-term guidance. Our contracting efforts with payers continue to progress.”

“Also, during the first quarter, we continued to advance the life cycle and long-term growth initiatives for FUROSCIX that were announced previously. These include the potential expansion of the FUROSCIX indication to include NYHA Class IV heart failure patients, which is currently under review by the FDA, and an expansion of the label to include chronic kidney disease, for which we submitted a sNDA earlier this month. We also recently initiated a PK study to support the development of a low volume auto-injector for FUROSCIX that would complement the current on-body infusor and provide prescribers with treatment flexibility, and we plan to file a sNDA by the end of this year, if successful.”

“We believe that our current commercial trajectory, together with these long-term growth initiatives, form a solid foundation from which we can drive FUROSCIX sales growth in the years ahead,” Mr. Tucker concluded.

First Quarter 2024 Financial Results

Product revenues were $6.1 million for the first quarter of 2024, compared to $2.1 million for the first quarter of 2023. Costs of product revenues were $1.8 million for the first quarter of 2024, compared to $0.6 million for the first quarter of 2023. The increase in both product revenues and costs of product revenues for the quarter ended March 31, 2024, was due to a full quarter of sales in the first quarter of 2024 and an increase in demand of FUROSCIX further into the commercial launch, and related manufacturing costs.

Research and development expenses were $2.7 million for the first quarter of 2024, compared to $2.1 million for the first quarter of 2023. The increase in research and development expenses for the quarter ended March 31, 2024, was primarily due to an increase in device development costs, employee related costs and clinical study costs.

Selling, general and administrative expenses were $17.4 million for the first quarter of 2024, compared to $10.9 million for the first quarter of 2023. The increase in selling, general and administrative expenses for the quarter ended March 31, 2024, was primarily due to an increase in employee related costs, commercial costs, and patient support. The increase was partially offset by a decrease in directors’ and officers’ insurance.

scPharmaceuticals reported a net loss of $14.1 million for the first quarter of 2024, compared to $11.2 million for the first quarter of 2023.

As of March 31, 2024, scPharmaceuticals’ total shares outstanding was 36,054,409.

Conference call and webcast information

scPharmaceuticals’ management will host a conference call and webcast to review the Company’s first quarter 2024 results today, Tuesday, May 14th, at 4:30 p.m. ET. Participants should dial 1-877-407-9208 (domestic) or 1-201-493-6784 (international) with the conference code 13745813.

To access the Call me™ feature, which avoids having to wait for an operator, click here.

A link to the live webcast can be found here.

Following the live webcast, a replay of the event will be archived on scPharmaceuticals’ website for one year.

FUROSCIX® (furosemide injection) 80 mg/10mL for subcutaneous use

FUROSCIX® is indicated for the treatment of congestion due to fluid overload in adult patients with New York Heart Association (NYHA) Class II and Class III chronic heart failure.

FUROSCIX is not indicated for use in emergency situations or in patients with acute pulmonary edema. The On-Body Infusor will deliver only an 80-mg dose of FUROSCIX.

IMPORTANT SAFETY INFORMATION

FUROSCIX is contraindicated in patients with anuria, patients with a history of hypersensitivity to furosemide or medical adhesives and in patients with hepatic cirrhosis or ascites.

Furosemide may cause fluid, electrolyte, and metabolic abnormalities, particularly in patients receiving higher doses, patients with inadequate oral electrolyte intake, and in elderly patients. Serum electrolytes, CO2, BUN, creatinine, glucose, and uric acid should be monitored frequently during furosemide therapy.

Excessive diuresis may cause dehydration and blood volume reduction with circulatory collapse and possibly vascular thrombosis and embolism, particularly in elderly patients.

In patients with hepatic cirrhosis and ascites, sudden alterations of fluid and electrolyte balance may precipitate hepatic encephalopathy and coma. Treatment in such patients is best initiated in the hospital.

Furosemide can cause dehydration and azotemia. If increasing azotemia and oliguria occur during treatment of severe progressive renal disease, furosemide should be discontinued.

Cases of tinnitus and reversible or irreversible hearing impairment and deafness have been reported with furosemide. Reports usually indicate that furosemide ototoxicity is associated with rapid injection, severe renal impairment, the use of higher than recommended doses, hypoproteinemia or concomitant therapy with aminoglycoside antibiotics, ethacrynic acid, or other ototoxic drugs.

In patients with severe symptoms of urinary retention (because of bladder emptying disorders, prostatic hyperplasia, urethral narrowing), the administration of furosemide can cause acute urinary retention related to increased production and retention of urine. These patients require careful monitoring, especially during the initial stages of treatment.

The most common adverse reactions with FUROSCIX administration in clinical trials were site and skin reactions including erythema, bruising, edema, and injection site pain.

For more details, please read the full Prescribing Information at FUROSCIX.com/prescribing-information.pdf and Instructions for Use at FUROSCIX.com/instructions-for-use.pdf.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead program focuses on the subcutaneous, self-administration of IV-strength treatment in heart failure. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our future results of operations and financial position, including reported gross-to-net discount, the potential market impact and benefits of FUROSCIX and the success of the commercialization of FUROSCIX, the trial initiation, anticipated results, clinical design, potential regulatory submissions, approvals and timing thereof of the PK study, the potential expansion of the FUROSCIX indication to include NYHA Class IV heart failure patients and the timing thereof, the potential for continued sales of FUROSCIX to IDNs, the potential expansion of the FUROSCIX indication to include treatment of edema in patients with chronic kidney disease, and the potential impact of the Change Healthcare attack. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to, our dependence on the commercial success of FUROSCIX and, if approved, our other product candidates, risks related to the receipt of regulatory approval for our product candidates, risks related to our ability to manufacture, or the ability of third parties to deliver, sufficient product for commercialization of FUROSCIX or any of our product candidates, if approved , risks related to our history of operating losses, and the risk that global economic factors and uncertainties will impact the Company’s operations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Miranda

scPharmaceuticals Inc., 781-301-6869

kmiranda@scpharma.com

Investors:

PJ Kelleher

LifeSci Advisors, 617-430-7579

pkelleher@lifesciadvisors.com

scPharmaceuticals Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	THREE MONTHS ENDED MARCH 31,
	2023	2024
Product revenues, net	$2,063	$6,102

Operating expenses:
Cost of product revenues	605	1,785
Research and development	2,116	2,726
Selling, general and administrative	10,896	17,447

Total operating expenses	13,617	21,958

Loss from operations	(11,554)	(15,856)
Other income	990	2,972
Interest income	1,315	877
Interest expense	(1,961)	(2,101)

Net loss	$(11,210)	$(14,108)

Net loss per share, basic and diluted	$(0.30)	$(0.36)

Weighted—average common shares outstanding, basic and diluted	37,800,960	38,952,131

scPharmaceuticals Inc.

Unaudited Consolidated Balance Sheet Data

(in thousands)

	DECEMBER 31, 2023	MARCH 31, 2024
Cash, cash equivalents and investments	$76,013	$58,447
Working capital	79,804	64,207
Total assets	94,479	78,454
Term loan	38,811	39,385
Accumulated deficit	(281,346)	(295,454)
Total stockholders’ equity	37,218	24,566